UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 25, 2014

SURNA INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54286	27-3911608
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

Suite S3, 414 Block B, Goldway Industrial Centre 2 Wing Kin Road, Kwai Tsing Hong Kong
(Address of principal executive offices)

(852) 372-3668
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01  Completion of Acquisition or Disposition of Assets.
Item 8.01 Other Events.

Effective March 25, 2014, Surna Inc. (the “Company”, “we”, “us”) completed the issuance of a dividend of all of its ownership in Trebor Resource Management Group, Inc. (the “Trebor”), a wholly owned subsidiary, to the Company shareholders, resulting in Trebor becoming a separate entity.

The dividend shares of Trebor are and shall remain restricted securities as defined in Rule 144 promulgated under the Securities Act of 1933, as amended.  The issuance of Trebor restricted stock was completed on a one for one basis to the Company shareholders of record on March 21, 2014.

Trebor is a party to a Memorandum of Understanding (“MOU”) with RMA Holdings, an entity formed under the laws of the Philippines (“RMA”).  RMA and associated companies is in the mining and smelting business with existing assets and operating permits for mineral extraction and refining in the Philippines.   The MOU requires the parties to work together to identify and develop joint opportunities in the mining business in the Philippines, including as related to a specific gold mining property (the “Pargum Mine”).  The MOU also requires the parties to develop a plan of operation for the Pargum Mine including financing and expansion.  It is expected that RMA will secure necessary permits required for the development, construction and plant operations.  It is expected that Trebor will provide the necessary financing and technology for the Pargum Mine.

In addition to the Pargum Mine, the MOU contemplates that the parties will jointly work to identify and develop other mining opportunities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 25, 2014	SURNA INC.

	BY:	/s/ Robert G. Clarke
Robert G. Clarke, Chief Executive Officer

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